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     GOLDMAN SACHS VARIABLE INSURANCE TRUST SERVICE AGREEMENT


January 2nd, 2005


First Allmerica Financial Life Insurance Company
440 Lincoln Street
Worcester, MA 01653

     RE: GOLDMAN SACHS VARIABLE INSURANCE TRUST (THE "TRUST") SERVICE AGREEMENT

Ladies and Gentlemen:

The undersigned, Goldman, Sachs & Co. ("Goldman Sachs"), 85 Broad Street, New York, New York 10004, is the principal distributor of the shares of beneficial interest of each Fund. Goldman Sachs Asset Management, a separate operating division of Goldman Sachs, or an affiliate thereof, acts as an investment adviser to the Trust, which is an open-end management investment company that offers its shares of beneficial interest exclusively to separate accounts of life insurance companies and various qualifying retirement plans or accounts. (such Funds now or hereafter offered by the Trust are individually referred to herein as a "Fund" and, collectively, as the "Funds"). Shares or units of beneficial interest (the "Shares") of each Fund are divided into separate classes. This Agreement relates to Service Class Shares of the Funds.

You are a broker-dealer and the principal underwriter of variable annuity contracts and/or variable life insurance contracts (the "Contracts") issued through one or more separate accounts by [name] Life Insurance Company (the "Company"). The Company acting on behalf of its separate account purchases, holds, exchanges and redeems Shares of the Funds as investments for values accumulated under the Contracts. The Company has entered into an agreement with the Trust and Goldman Sachs regarding its purchase and redemption of the Shares (the "Participation Agreement"). You (the "Contract Underwriter") are willing to perform, and Goldman Sachs wishes to compensate you for performing, certain services with respect to the sale and distribution of the Contracts Contract owner (the "Services") that may indirectly result in the sale of Shares to the Company. Accordingly, the Contract Underwriter and Goldman Sachs agree as follows:

     1. AGREEMENT TO PROVIDE SERVICES. Goldman Sachs hereby engages the Contract Underwriter, and the Contract Underwriter hereby agrees, to perform the following Services: (a) establish and maintain (or assist the Company in establishing and maintaining) relationships with owners of Contracts who are its customers or customers of other broker-dealers with whom it has entered into agreements to sell the Contracts ("Selling Dealers") ; (b) provide Contract owners with "personal services" (within the meaning of NASD Conduct Rule 2830(b)(9)) ; (c) assist in the preparation of advertisements and other sales literature for the Contracts that describes or discusses the Funds ; (d) provide sales compensation to representatives of the Contract Underwriter ; (e) pay money to Selling Dealers for any of the foregoing purposes ; and (f) perform any additional services primarily intended to result in the distribution of the Contracts and the sale of the Shares to the Company

     2. EXPENSES OF THE CONTRACT UNDERWRITER. The Contract Underwriter shall furnish such office space, equipment, facilities and personnel as may be necessary to perform its duties hereunder. The Contract Underwriter shall bear all costs incurred by it in performing such duties.

     3. FEES PAYABLE TO THE CONTRACT UNDERWRITER. For the Services provided and the expenses incurred by the Contract Underwriter hereunder, Goldman Sachs will pay to the Contract Underwriter a quarterly service fee equal on an annual basis to: the 12b-1 fee, subject to waivers, as disclosed in each Fund's current prospectus, of the average daily net asset value of the Shares of each Fund which are owned beneficially by Contract owners through the Contract Underwriter during such period.

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     4.  PERFORMANCE OF DUTIES. In performing its duties hereunder, the Contract
Underwriter will act in conformity with Goldman Sachs' instructions, the terms of the Contracts and Contract prospectuses, the then effective prospectuses and statements of additional information for the Shares of each Fund, the Investment Company Act of 1940, as amended (the "1940 Act") and all other applicable federal and state laws, regulations and rulings and the constitution, by-laws and rules of any applicable self-regulatory organization. The Contract Underwriter will assume sole responsibility for its compliance with applicable federal and state laws and regulations, and shall rely exclusively upon its own determination, or that of its legal advisers, that the performance of its duties hereunder complies with such laws and regulations. Under no circumstances shall the Trust, any Fund, Goldman Sachs or any of their affiliates be held responsible or liable in any respect for any statements or representations made by them or their legal advisers to the Contract Underwriter or any Contract owner concerning the applicability of any federal or state laws or regulations to the activities described herein. The Contract Underwriter will perform its duties hereunder in a manner consistent with the customs and practices of other institutions that provide similar services.

     5. ANTI-MONEY LAUNDERING. The Contract Underwriter and its agents as well as the Company and its affiliates are required either by law, regulation or order, or as a matter of good practice, to operate policies and procedures for the purpose of guarding against money laundering activities. Among other matters, those policies and procedures include the identification of Contract owners and the source of moneys provided by Contract owners, the identification of "suspicious transactions" and the adoption of anti-money laundering programs. As a consequence, you hereby agree that you will identify your Contract owners underlying each transaction and the source of the moneys used for each transaction, and will identify whether such transactions are "suspicious transactions." In addition, you hereby agree that you will fully comply with all applicable anti-money laundering laws, regulations and orders, as now or hereafter in force. Without limiting the generality of the foregoing, you agree to assist the Company in complying with the "anti-money laundering" provisions of the Participation Agreement.

     6. REPRESENTATIONS AND WARRANTIES. The Contract Underwriter hereby represents, warrants and covenants to Goldman Sachs:

                  (a).      That it is a broker or dealer as defined in Section
                      3(a)(4) or 3(a)(5) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); that it is registered and in good standing, and will during the term of this Agreement remain in good standing (A) as a broker-dealer with the Commission pursuant to Section 15 of the Exchange Act and with the securities commission of any state, territory or possession of the United States and (B) as a member of the National Association of Securities Dealers, Inc. (the "NASD") and/or any stock exchange or other self-regulatory organization in which the Contract Underwriter's membership is necessary for the conduct of its business under this Agreement, and is in full compliance with the rules, regulations and policies of the aforesaid commissions and organizations, particularly those rules, regulations and policies governing capital requirements, financial reporting, bonding, fiduciary standards and supervisory concerns; and its entering into and performing its obligations under this Agreement does not and will not violate any laws, rules or regulations (including the net capital and customer protection rules of the Commission and the rules or regulations of the NASD or any self-regulatory organization or any so-called "restriction" letter with the NASD); OR

     (b). That it is a corporation, association or partnership duly organized, validly existing, and in good standing under the laws of the state of its organization;

     (c). That entering into and performing its obligations under this Agreement does not and will not violate (i) its charter or by-laws; or (ii) any agreements to which it is a party;

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     (f). It will keep confidential any information acquired as a result of this
          Agreement regarding the business and affairs of the Trust and Goldman, Sachs & Co., which requirement shall survive the term of this Agreement; and

     (g). It will not, without written consent of the Trust in each instance, use in advertising, publicity, administering and servicing the Funds or otherwise the name of the Trust, Goldman, Sachs & Co., or any of their affiliates nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof (the "Mark") of the Trust, Goldman, Sachs & Co. or their affiliates. Contract Underwriter acknowledges that Goldman Sachs owns all right, title and interest in and to the Mark and the registration thereof. Upon termination of this Agreement, the Contract Underwriter or its successor, (to the extent and as soon as it lawfully can), will cease the use of the Mark.

     (h). You covenant and agree that you will only offer or sell Contracts to "U.S. persons" and that all offering or other solicitation activities in which you engage shall be conducted by you or any of your agents solely within the "United States," in each case as defined in Rule 902 promulgated under the Securities Act of 1933, as amended. In addition, you covenant and agree that you shall have received and shall maintain duly executed and completed Internal Revenue Service Form W-9's for each one of your Contract owner customers and shall update such Form W-9's as may be required by law.

     7. RESPONSIBILITIES OF THE CONTRACT UNDERWRITER. The Contract Underwriter agrees that neither Goldman Sachs nor any Fund nor any of its agents shall have any responsibility or liability to review any purchase, exchange or redemption request which is presented by the Company (A) to determine whether such request is genuine or authorized by the Contract owner; or (B) to determine the suitability of the selected Class or Fund for such Contract owner. Goldman Sachs, each Fund and their agents shall be entitled to rely conclusively on any purchase or redemption request communicated to any of them by the Company pursuant to the Participation Agreement, and shall have no liability whatsoever for any losses, claims or damages to or against the Contract Underwriter or any Contract owner resulting from a failure of the Contract Underwriter to perform the services provided for under this agreement. Goldman Sachs and the Contract Underwriter agree that the Participation Agreement shall govern the purchase, exchange and redemption of Shares for the Company's separate accounts

     8. AMENDMENT; TERMINATION. This Agreement may be amended by a written instrument executed by both parties and may be terminated by Goldman Sachs or the Contract Underwriter at any time on 60 days' written notice mailed or delivered to the other party at its address set forth above.

     9. INDEMNIFICATION. Goldman Sachs agrees to indemnify the Contract Underwriter and each person who controls (as defined in Section 2(a)(9) of the 1940 Act) the Contract Underwriter from and against any losses, claims, damages, expenses (including reasonable fees and expenses of counsel) or liabilities ("Damages") to which the Contract Underwriter or such person may become subject in so far as such Damages arise out of the failure of Goldman Sachs or its employees or agents to comply with Goldman Sachs' obligations under this Agreement or any other agreement between Goldman Sachs and the Contract Underwriter relating to the performance of Services hereunder (a "Covered Agreement"). The Contract Underwriter agrees to indemnify Goldman Sachs, the Funds, their agents and each person who controls (as defined in Section 2(a)(9) of the 1940 Act) any of them from and against any Damages to which any of them may become subject in so far as such Damages arise out of the failure of the Contract Underwriter or its employees, agents or Contract owners to comply with the Contract Underwriter's obligations under a Covered Agreement. Notwithstanding the foregoing, neither Goldman Sachs nor the Contract Underwriter shall be entitled to be indemnified for Damages arising out of its or its agent's or employee's gross negligence. The foregoing indemnity agreements shall be in addition to any liability Goldman Sachs or the Contract Underwriter may otherwise have, and shall survive the termination of this Agreement.

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     10. NO ASSOCIATION OR AGENCY. The Contract Underwriter shall be deemed an independent contractor and not an agent of Goldman Sachs or any Fund for all purposes hereunder and shall have no authority to act for or represent Goldman Sachs or any Fund. In addition, no officer or employee of the Contract Underwriter shall be deemed to be an employee or agent of the Funds or Goldman Sachs or be subject, in any respect, to the supervision of Goldman Sachs or any affiliate thereof.

     11. APPLICABLE LAW. If any provision of this Agreement shall be held or made invalid by a decision in a judicial or administrative proceeding, statute, rule or otherwise, the enforceability of the remainder of this Agreement will not be impaired thereby. This Agreement shall be governed by the laws of the State of New York and shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

     12. IMPORTANT INFORMATION. In accordance with government regulations, financial institutions are required to obtain, verify, and record information that identifies each person or entity that opens an account. Except as provided in the Participation Agreement, when the Company opens a Contract owner account, the Trust may ask for the name, address, identification number and other information that will allow us to identify the Contract owner. The Trust may also ask to see government-issued identifying documents.

                              Very truly yours,

                              GOLDMAN, SACHS & CO.


                              By:
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                                      [Authorized Officer]


ACCEPTED AND AGREED TO AS OF THE DATE FIRST ABOVE WRITTEN:

[NAME]

By:
    ------------------------------------------
         [Authorized Officer]


    ------------------------------------------
         (Print Name)


                           , 2005
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         (Date)

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